UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Kelly Services, Inc.

(Name of Registrant as Specified In Its Charter)

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PROXY STATEMENT
CORPORATE GOVERNANCE
RISK ASSESSMENT OF EMPLOYEE COMPENSATION PROGRAMS
COMPENSATION DISCUSSION AND ANALYSIS
Summary Compensation Table 2010
Grants of Plan-Based Awards 2010(1)
Outstanding Equity Awards at Fiscal Year End 2010
Option Exercises and Stock Vested Fiscal Year 2010
Nonqualified Deferred Compensation 2010
Executive Severance Plan Elements 2010
Executive Severance Values 2010
Director Compensation
Advisory Vote on Executive Compensation Proposal 2
Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation Proposal 3
Ratification of the Appointment of Pricewaterhousecoopers LLP as the Company’s Independent Registered Public Accounting Firm Proposal 4

April 8, 2011

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Kelly Services, Inc., which will be held at 11:00 a.m., Eastern Daylight Time, on Wednesday, May 11, 2011, in the Auditorium located on the First Floor of our Headquarters building at 999 West Big Beaver Road, Troy, Michigan.

Matters scheduled for consideration at this Meeting are the election of Directors, non-binding advisory votes on executive compensation and the frequency of future voting on executive compensation, and the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2011.

Whether you plan to attend or not, please date, sign and return the proxy card in the accompanying envelope. Your vote is important to us. If you do attend the Meeting and desire to vote in person, you may do so even though you have previously submitted your proxy.

We look forward to seeing you at the Meeting.

Sincerely,

Terence E. Adderley
Chairman of the Board of Directors

Carl T. Camden
President and Chief
Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 11, 2011.

The following materials, also included with the Notice of Annual Meeting of Stockholders, are available for view on the Internet:

•	Proxy Statement for the Annual Meeting of Stockholders

•	Annual Report to Stockholders, including Form 10-K, for the year ended January 2, 2011

To view the Proxy Statement or Annual Report visit:  http://bnymellon.mobular.net/bnymellon/kelyb.

Please refer to the enclosed proxy card and proxy statement for information on voting options:
Internet — Telephone — Mail

KELLY SERVICES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
Kelly Services, Inc.

Notice is hereby given that the Annual Meeting of Stockholders of Kelly Services, Inc., a Delaware corporation (the “Company”), will be held at the offices of the Company, 999 West Big Beaver Road, Troy, Michigan 48084-4782, on May 11, 2011 at 11:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect Directors as set forth in the accompanying Proxy Statement

2.	To approve, by non-binding vote, executive compensation

3.	To recommend, by non-binding vote, the frequency of future voting on executive compensation

4.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2011

5.	To transact any other business as may properly come before the Meeting or any postponement or adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH DIRECTOR NOMINEE AS SET FORTH IN PROPOSAL 1, FOR THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION AS SET FORTH IN PROPOSAL 2, FOR ANNUAL VOTING ON EXECUTIVE COMPENSATION AS SET FORTH IN PROPOSAL 3 AND FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AS SET FORTH IN PROPOSAL 4.

Only holders of record of the Company’s Class B common stock at the close of business on March 21, 2011 are entitled to notice of and to vote at the Meeting.

To ensure a quorum, it is important that your proxy be mailed promptly in the enclosed envelope, which requires no postage.

By Order of the Board of Directors

April 8, 2011
999 West Big Beaver Road
Troy, Michigan 48084-4782
Daniel T. Lis
Senior Vice President, General Counsel
and Corporate Secretary

KELLY SERVICES, INC.
999 West Big Beaver Road
Troy, Michigan 48084-4782

April 8, 2011

PROXY STATEMENT

2011 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Kelly Services, Inc. (the “Company”) for use at the Annual Meeting of Stockholders of the Company to be held at its corporate offices in Troy, Michigan on May 11, 2011 for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The approximate date on which this proxy statement and enclosed form of proxy are first being sent to stockholders of the Company is April 8, 2011. If the enclosed form of proxy is executed and returned by the stockholder, it may nevertheless be revoked by the person giving it by written notice of revocation to the Corporate Secretary of the Company, by submitting a later dated proxy or by appearing in person at the Annual Meeting any time prior to the exercise of the powers conferred thereby.

If a proxy in the accompanying form is properly executed, returned to the Company and not revoked, the shares represented by the proxy will be voted in accordance with the instructions set forth thereon. If no instructions are given with respect to the matters to be acted upon, the shares represented by the proxy will be voted in accordance with the recommendation of the Company’s Board of Directors on each of the proposals set forth in the accompanying Notice of Annual Meeting of Stockholders and on any other matters that properly come before the Annual Meeting in such manner as may be determined by the individuals named as proxies.

Only stockholders of record of our Class B common stock, par value $1.00 per share, at the close of business on March 21, 2011, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting of Stockholders. Class B common stock is the only class of the Company’s securities with voting rights.

At the close of business on March 21, 2011, the number of issued and outstanding voting securities (exclusive of treasury shares) was 3,459,985 shares of the Class B common stock. Class B stockholders on the record date will be entitled to one vote for each share held of record.

Pursuant to the Company’s by-laws, the holders of 60% of the issued and outstanding shares of Class B common stock who are entitled to vote at a stockholders’ meeting, in person or represented by proxy, will constitute a quorum. Shares that are present and entitled to vote on any of the proposals to be considered at the Annual Meeting will be considered to be present at the Annual Meeting for purposes of establishing the presence or absence of a quorum for the transaction of business.

A “broker non-vote” occurs if a broker or other nominee indicates on the enclosed proxy that it does not have discretionary authority as to certain shares to vote on a particular proposal, but otherwise has authority to vote at the Annual Meeting. Abstentions and shares subject to broker non-votes will be considered as present for purposes of determining the presence or absence of a quorum at the Annual Meeting.

This solicitation of proxies is made on behalf of the Board of Directors of the Company. The cost of soliciting proxies will be borne by the Company. The solicitation of proxies will be made primarily by mail. The Company may also make arrangements with brokerage houses, custodians, banks, nominees and fiduciaries to forward solicitation material to beneficial owners of stock held of record by them and to obtain authorization to execute proxies. The Company may reimburse such institutional holders for reasonable expenses incurred by them in connection therewith.

Securities Beneficially Owned by
Principal Stockholders and Management

Under regulations of the Securities and Exchange Commission, persons who have power to vote or dispose of common stock of the Company, either alone or jointly with others, are deemed to be beneficial owners of the common stock.

Set forth in the following table are the beneficial holdings as of the close of business on February 22, 2011, on the basis described above, of each person known by the Company to own beneficially more than five percent of the Class B common stock:

	Number of Shares		Percent
Name and Address of	and Nature of		Of
Beneficial Owners	Beneficial Ownership		Class

Terence E. Adderley	3,213,465(a	)(b)	92.9
999 West Big Beaver Road
Troy, Michigan 48084

(a)	Includes 3,141,140 shares held by the Terence E. Adderley Revocable Trust K of which Mr. Adderley is sole trustee and has sole investment and voting power; 71,825 shares in an irrevocable trust, of which he is beneficiary and has no voting and investment power; and 500 shares held in four separate trusts of which he is a co-trustee with shared voting and investment power, in which he has no equity interest.

(b)	Mr. Adderley is deemed a “control person” of the Company under applicable regulations of the Securities and Exchange Commission and the listing standards of the Nasdaq Global Market.

Set forth in the following table are the beneficial holdings of the Class A and Class B common stock on February 22, 2011, on the basis described above, of each director and nominee, each of the named executive officers as of such date and all directors and executive officers as a group as of such date.

	Class A Common Stock			Class B Common Stock
	Number of Shares			Number of Shares
Directors and Named	and Nature of		Percent of	and Nature of		Percent of
Executive Officers(1)	Beneficial Ownership(a)		Class	Beneficial Ownership		Class

T. E. Adderley, Chairman	3,929,000	(b)	11.8	3,213,465	(c)	92.9
C. M. Adderley, Director	326,200	(d)	*	925	(d)	*
C. T. Camden, Director and Executive Officer	303,602		*	100		*
J. E. Dutton, Director	22,964		*	100		*
M. A. Fay, O.P., Director	32,057		*	100		*
T. B. Larkin, Director	2,640		*	100		*
C. L. Mallett, Jr., Director	460		*	100		*
L. A. Murphy, Director	9,586		*	100		*
D. R. Parfet, Lead Director	30,940		*	100		*
T. Saburi, Director	1,576,169	(e)	4.7	1,475	(e)	*
B. J. White, Director	32,825		*	100		*
L. Agnéus, Executive Officer	39,013		*	0		*
G. S. Corona, Executive Officer	119,486		*	100		*
P. A. Little, Executive Officer	69,250		*	100		*
M. S. Webster, Executive Officer	85,964		*	100		*
All Directors and Executive Officers as a Group (20 persons)	6,852,463		20.6	3,217,165		93.0

(1)	Each of the named Directors is a nominee for election.

*	Less than 1%

(a)	Includes shares which the individuals have a right to acquire through the exercise of stock options within 60 days. Such exercisable options include:179,000 for T. E. Adderley; 77,833 for C. T. Camden; 9,000 for J. E. Dutton; 13,500 for M. A. Fay; 6,000 for D. R. Parfet; 13,500 for B. J. White; 5,500 for L. Agnéus; 13,120 for G. S. Corona; and 2,500 for M. S. Webster.

(b)	Includes 3,578,530 shares held directly; 30,000 shares in a charitable trust of which Mr. Adderley is a co-trustee with JPMorgan Chase Bank N.A.; 100,000 shares in an irrevocable trust, of which he is a beneficiary; and 41,470 shares in four separate trusts of which Mr. Adderley is a co-trustee with JPMorgan Chase Bank, N.A.

(c)	See footnotes (a) and (b) to the table above.

(d)	Includes 275,000 shares of Class A stock and 700 shares of Class B stock held in seven separate trusts of which Ms. Adderley is one of two individual trustees with J.P. Morgan Trust Company of Delaware as Corporate Trustee.

(e)	Mr. Saburi is the Executive Director of Temp Holdings Co., Ltd. (“THD”) which entered into a strategic alliance with the Company in 2010. Mr. Saburi is the designated representative of THD, which owns the listed shares. Mr. Saburi disclaims beneficial ownership of the shares held by THD.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws of the United States, the Company’s directors, executive officers and any person who beneficially owns more than 10% of the common stock (collectively, the “Reporting Persons”) are required to report their ownership of the common stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and pursuant to applicable rules, the Company is required to report in its proxy statement any failure to file by these due dates. Based on certifications received from the Reporting Persons and on copies of the reports that such persons have filed with the Securities and Exchange Commission, all required reports of Reporting Persons have been filed timely with the Securities and Exchange Commission for 2010.

CORPORATE GOVERNANCE

Controlled Company Exemption

Under the listing standards of the Nasdaq Global Market, we are deemed a controlled company by virtue of the fact that Terence E. Adderley, the Chairman of our Board of Directors, and certain trusts of which he acts as trustee or co-trustee, have voting power with respect to more than fifty percent of our outstanding voting stock. A controlled company is not required to have a majority of its Board of Directors comprised of independent directors. Director nominees are not required to be selected or recommended for the Board’s selection by a majority of independent directors or a nominating committee comprised solely of independent directors, nor do the Nasdaq Global Market listing standards require a controlled company to certify adoption of a formal written charter or Board resolution, as applicable, addressing the nominations process. A controlled company is also exempt from Nasdaq Global Market requirements regarding the determination of officer compensation by a majority of independent directors or a compensation committee comprised solely of independent directors. A controlled company is required to have an audit committee composed of at least three directors, who are independent as defined under the rules of both the Securities and Exchange Commission and the Nasdaq Global Market. The Nasdaq Global Market further requires that all members of the audit committee have the ability to read and understand fundamental financial statements and that at least one member of the audit committee possesses financial sophistication. The independent directors must also meet at least twice a year in meetings at which only they are present.

We comply voluntarily with the listing standards of the Nasdaq Global Market that otherwise do not apply to controlled companies, except that our Corporate Governance and Nominating Committee is not composed entirely of independent directors.

Board of Directors

Our Board of Directors is responsible for providing stewardship and oversight of the business of the Company.

At its meeting in February 2011, our Board affirmatively determined that directors J. E. Dutton, M. A. Fay, T. B. Larkin, C. M. Mallett, L. A. Murphy, D. R. Parfet, T. Saburi and B. J. White, who are nominees for election at the Annual Meeting, are independent as that term is defined by the Nasdaq Global Market listing standards, and that none of them had a material relationship with the Company.

The full text of our Board’s Corporate Governance Principles and the charters of the Board’s three standing committees, which are an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee, are available on the Company’s website at www.kellyservices.com under the caption “Corporate Governance.”

Directors are expected to attend the Annual Meeting of the Stockholders, all Board meetings and all meetings of the committees on which they individually serve. The Board held five meetings during 2010. All Directors then in office attended the 2010 Annual Meeting of Stockholders and at least seventy-five percent of the aggregate number of meetings of the Board of Directors and the Committees on which they served during 2010. The independent directors are required to and did meet in executive session at least twice during 2010.

Governance Structure and Risk Oversight

The Company’s leadership is vested in the Chairman (the Company’s controlling stockholder), a Lead Independent Director and the Chief Executive Officer, subject to the overall authority of the Board of Directors. The Chairman’s duties include establishing the schedule of Board meetings; establishing the agenda for Board meetings; presiding over meetings of the Board of Directors and stockholders; and leading the Directors in the exercise of their stewardship and oversight obligations. The Chairman is also charged with facilitating communication between the Board of Directors and management, both inside and outside of meetings of the Board. As long as the Chairman is not an independent Director, the independent Directors are required under the Board’s Corporate Governance Principles to elect one of the independent Directors as Lead Director. The Lead Director’s principal duties are to ensure the Board functions independent of management, to preside at meetings of the Board of Directors in the absence of the Chairman, to assist in the development of the agendas for meetings of the Board, and to preside over meetings of the independent Directors in executive session and to provide feedback to the Chairman and the Chief Executive Officer on those sessions. The principal responsibilities of the Chief Executive Officer are to develop and lead the company’s management team to effectively and efficiently produce results that are in keeping with the strategic initiatives and corporate policies established by the Board of Directors.

This leadership approach is intended to serve the interests of all stockholders of this controlled Company which has historically recognized the importance of an independent majority of its Board of Directors.

The Board’s oversight responsibilities include consideration of strategic issues and risks to the Company as well as management’s actions to address and mitigate those risks. Through its charter, the Audit Committee is charged by the Board with overseeing the Company’s risk assessment and risk management processes. The Audit Committee and Board focus on risk management strategy and risks of greatest significance, and also seek to ensure that risks assumed by the Company are consistent with the Board’s risk tolerance and risk appetite.

While the Audit Committee has responsibility for the oversight of the risk assessment and risk management processes, it is the duty of the Company’s management to develop and execute its Enterprise Risk Management (“ERM”) program. The Company’s risk-related departments and functions are under the direction of the Senior Vice President and General Counsel.

The Company continues to support and expand upon its formal ERM program established in 2007, which is a critical means of identifying and managing the Company’s key risks. Since its inception, the Company’s ERM Team has, among other activities, performed two full assessments of risks to the Company, assisted in the development and execution of mitigation programs for critical risks, facilitated the establishment of a corporate risk appetite and tolerance statement and participated in the integration of risk concepts within the Company’s strategic planning process.

The ERM Team has reported its findings to the Audit Committee on a quarterly basis over the past year. Its current activity remains focused on mitigation of specific risk exposures, analysis of the breadth and effectiveness of existing risk management practices, and maturation of measurement and monitoring practices concerning high-priority strategic and operational risks.

In addition to the reports submitted quarterly by the Company’s Vice President — Risk Management, the Vice President — Internal Audit independently assesses the Company’s risk management processes and separately reports to the Audit Committee concerning the Company’s risk identification, prioritization and mitigation processes.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee, whose members are T. E. Adderley, J. E. Dutton (Vice Chair), M. A. Fay (Chair), T. B. Larkin, L. A. Murphy, D. R. Parfet, and B. J. White, held four meetings during 2010. The Committee’s responsibilities include assisting the Board of Directors in identifying individuals qualified to become directors, overseeing the compensation and structure of the Board of Directors and the standing committees, developing and monitoring a process to evaluate Board and committee effectiveness and maintaining and overseeing the implementation of the Company’s corporate governance principles.

Director Qualifications, Background and Diversity

The Corporate Governance and Nominating Committee makes recommendations to the Board of Directors regarding its size and composition. The Committee reviews annually with the Board the composition of the Board as a whole and proposes nominees for election to the Board who reflect the balance of qualifications, skills, experience and attributes that may provide the diversity of opinion and thought appropriate to fulfill the Board’s obligations of stewardship and oversight on behalf of stockholder interests.

In evaluating Director candidates the Committee assesses foundation qualities, takes into account special considerations and considers descriptive characteristics in light of the then current composition of the Board of Directors and the Company’s strategic objectives. Foundation qualities include personal and professional ethics, integrity and values; reputation (personal maturity and judgment); a record of achievement in business, academia or areas relevant to the Company’s activities; independence of thought and flexibility; financial acumen and an understanding of the complexities of business organizations; independence; a willingness to devote sufficient time to become knowledgeable about the Company’s business and to carry out the duties and responsibilities of the office; and an intention to serve a sufficient time to make a meaningful contribution to the Board and the Company. Special considerations include under-represented minorities, including but not limited to gender, race or ethnicity; international experience; experience as a Chairman or Chief Executive Officer or in a significant role at a complex, well-run company or organization; management or other relevant experience; controlling stockholder representation; experience and skill in human resource and workforce solutions; experience in a service industry; an entrepreneurial spirit; financial and accounting expertise; and/or experience as a director of a complex, well-run private or public company. Descriptive characteristics include age; gender; race; education; civic and community involvement; and professional accomplishments.

The Board of Directors is responsible for approving director nominees based on the recommendation of the Committee. The Board has not adopted a policy whereby stockholders may recommend nominees for election because of the Company’s status as a controlled company.

Set forth below are the conclusions reached by the Board with regard to the nominees for election at the 2011 Annual Meeting of the Stockholders.

Terence E. Adderley has had a distinguished fifty plus year career in the staffing industry with extensive executive management experience including many years as the Company’s Chief Executive Officer. He has served as a director of large publicly held companies and numerous civic and community organizations. Mr. Adderley brings to the Board a keen sense of the staffing industry, economic and labor trends and fiscal conservatism. He is a member of the Company’s founding family and represents its interests as the controlling stockholder.

Carol M. Adderley is the daughter of Terence E. Adderley, the controlling stockholder, and the granddaughter of W. R. Kelly, the Company’s founder. It is the opinion of the Board of Directors that it is in the best interests of the Company to have the next generation of the Adderley family serve as a Director and become immersed in the operations of the Company. Ms. Adderley holds advanced degrees in the humanities and is a published author.

Carl T. Camden has served as Chief Executive Officer of the Company since 2006 and prior thereto as Chief Operating Officer. Mr. Camden has significant experience and expertise in labor markets and labor economics, marketing and leadership. He serves as a Director of Temp Holdings, Co., Ltd. which is one of the largest staffing firms in Japan and the Asia Pacific market. He has led the Company through one of the most difficult economic periods in its history and has strategically positioned the Company to emerge as a leader in workforce solutions.

Jane E. Dutton is an expert in the field of organization behavior and has researched and published numerous works on best practices related to engagement, commitment and productivity of employees. Her understanding of factors contributing to organizational excellence provides the Board with a vital perspective on the Company’s mission to be the world’s best workforce solutions company.

Maureen A. Fay, O.P., has had a successful career in education and administrative leadership. Her extensive board experiences with education, banking, staffing, health services, economic development, eleemosynary and religious organizations together with her long tenure as the chief executive officer of a large urban university provides the Board a unique and balanced view of the needs and expectations of the Company’s several constituencies.

Terrence B. Larkin is an attorney with twenty eight years experience in a business law practice. He is currently a member of the senior management team of a global manufacturing company with responsibility for legal affairs, internal audit, environmental, health and safety functions and real estate functions. He brings to the Board a unique combination of complex problem solving skills and global experience which should well serve the stockholders as the Company continues its transition to a global workforce solutions company.

Conrad L. Mallett, Jr. has extensive experience as a chief executive as well as an administrator, jurist and attorney. He brings a level of expertise in corporate governance, executive compensation, healthcare and community service that provides the Board with a diverse view of the needs and expectations of executive leadership and labor in complex organizations.

Leslie A. Murphy is a certified public accountant, former chair of the American Institute of Certified Public Accountants and former Group Managing Partner of a major independent registered public accounting firm. The Board has determined that Ms. Murphy qualifies as an “audit committee financial expert” within the meaning of applicable SEC regulations and has the leadership skills to chair the Committee. Her analytical capability, understanding of the economics and strategic elements of business and her expertise in enterprise risk management are especially valuable to the Board.

Donald R. Parfet brings extensive financial and operating experiences to the Board as an executive with responsibilities for numerous global businesses. He now leads business development and venture capital firms focused on the development of emerging medicines. He also serves as a Director of a large publicly held company. His global operating experience, strong financial background and proven leadership capabilities are especially important to the Board’s consideration of product and geographic expansion.

Toshio Saburi is the Executive Director and Member of the Board of Directors of Temp Holdings Co., Ltd. (“THD”), a leading integrated human resource service provider of contingent hire, placement and outsourcing services in Japan and the Asian market. THD is listed on the Tokyo Stock Exchange. THD and the Company entered into a strategic alliance in 2010 as a result of which Mr. Saburi was designated to serve as THD’s representative on the Company’s Board of Directors. He is a certified public accountant and is responsible for THD’s financial operations, compliance and overseas operations. Mr. Saburi’s financial expertise and knowledge of Asian markets is especially valuable to the Board and management as the Company expands in the Asia Pacific market.

B. Joseph White has had a long and distinguished career in academia and business. He has special expertise in leadership, management, human resource management, organizational change and governance. His executive experience includes management development, personnel and public affairs with a global manufacturing company, leadership of a major public university, and a decade of deanship of a top business school. His considerable experience as a director of for-profit and non-profit organizations serves the Board well as he is often the catalyst for ensuring effective stewardship in the interests of stockholders.

Compensation Committee

The Company’s compensation program for all employees, including named executive officers, is overseen by the Compensation Committee of the Board of Directors. The Committee held five meetings in 2010.

The Committee reviews and approves all adjustments in salary and short-term incentive awards for executives of the Company, including, with respect to 2010, administering the Kelly Services, Inc. Short-Term Incentive Plan. The Committee also administers the Kelly Services, Inc. Equity Incentive Plan and approves the grant of awards under such Plan.

The authority of the Committee is detailed in its charter, which is posted on the Company’s website at www.kellyservices.com, and in the Compensation Discussion and Analysis presented at pages 10-16 of this proxy statement.

To assist the Committee in making compensation recommendations for senior officers, the Company’s Human Resources Division provides the Committee with historical, survey and benchmark compensation data. The Committee also relies on the Chief Executive Officer and the other named executive officers to provide performance evaluations and compensation recommendations to assist it in its decisions regarding the total compensation of senior officers. The Committee has delegated to the Chief Executive Officer the authority to approve salary recommendations and incentive awards to officers below the rank of senior vice president.

The Committee has the authority to retain independent consultants in the exercise of its authority; no independent compensation consultants were retained by the Committee during 2010.

Compensation Committee Interlocks and Insider Participation

In 2010 the Compensation Committee members were J. E. Dutton, M. A. Fay, L. A. Murphy, D. R. Parfet and B. J. White (Chair), all of whom are independent Directors. During 2010, none of the Company’s executive officers served on the board of directors of any entities whose directors or officers serve on the Company’s Compensation Committee. No current or past executive officers of the Company or its subsidiaries serve on the Compensation Committee.

Audit Committee

The Audit Committee is composed of J. E. Dutton, M. A. Fay, T. B. Larkin, L. A. Murphy (Chair), D. R. Parfet and B. Joseph White, all of whom are independent directors. The Audit Committee held five meetings in 2010. The Audit Committee’s purpose is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Committee assists the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors and (4) compliance by the Company with legal and regulatory requirements. The Committee also serves as the Company’s Qualified Legal Compliance Committee.

The Board has unanimously determined that L. A. Murphy qualifies as an “audit committee financial expert” within the meaning of SEC regulations and as such meets the “financial sophistication” requirements under current Nasdaq Global Market listing standards. The other members of the Audit Committee have the requisite understanding of financial statements to serve as a member of the Audit Committee. At least one member of the Audit Committee has financial management expertise.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics (the “Code”) that applies to all directors, officers and employees to help them recognize and deal with ethical issues, deter wrongdoing, provide mechanisms to report dishonest or unethical conduct and help foster a culture of honesty and accountability. The Code addresses conflicts of interest, corporate opportunities, confidentiality, protection and proper use of assets, fair dealing, compliance with laws, rules and regulations and Company policies, public company reporting requirements and provides an enforcement mechanism.

The full text of the Code of Business Conduct and Ethics, which was amended by the Board of Directors in November 2010, is posted on the Company’s website, at www.kellyservices.com, under the “Corporate Governance” caption. This information is available in print to any stockholder who requests it from the Investor Relations Department. The Company will disclose future amendments to, or waivers from the Code for its Directors, Executive Officers and senior financial officers on its website within five business days following the date of amendment or waiver, or such earlier period as may be prescribed by the SEC.

RISK ASSESSMENT OF EMPLOYEE COMPENSATION PROGRAMS

As set forth in its charter, the Compensation Committee of the Board of Directors is charged with reviewing the Company’s compensation program risk assessment for all employee compensation programs and to report to the Board if any compensation program is reasonably likely to have a material adverse effect on the Company.

At its February 2011 meeting, the Committee received management’s Compensation Program Risk Assessment report. The report was prepared by the Company’s Human Resources Division, in collaboration with the Company’s Internal Audit Department and Enterprise Risk Management Team. The existing compensation risk assessment framework was reviewed and updated as needed to ensure a robust and comprehensive assessment process. The report was furnished to the Committee in advance of the meeting, including a summary of key changes and enhancements from the prior year report.

The Company’s Executive Compensation Program Risk Assessment meets the requirements of the framework developed by the Center on Executive Compensation. The factors considered in assessing executive compensation incentive plan risk were as follows:

•	The performance criteria and corresponding objectives should include a balance of performance and the quality of such performance;

•	The mix of compensation should be balanced between annual and long term incentive opportunities; annual incentives should not provide for unlimited payouts; and annual opportunities in excess of fifty percent should trigger additional committee scrutiny;

•	The relationship between performance and incentive plan payouts should fall within the range of competitive practices determined by comparison with a representative peer group;

•	There should be a relationship between performance and payouts under the annual incentive award and the long-term incentive awards;

•	Long-term incentive performance measures or equity devices should not encourage excessive risk behavior;

•	A portion of the shares received from incentive award payouts should be retained by the participants through ownership/retention approaches;

•	The Company should adopt a clawback policy that applies in the event of the restatement of financial results or other performance criteria that impact compensation; and

•	Excessive risk should be discussed with the Compensation Committee, recorded in Committee minutes and discussed in the Compensation Discussion and Analysis filing.

To assess the risk of employee compensation programs below the executive level, the Company utilized its existing Incentive Plan Design Checklist and developed a new matrix to specifically consider the risks and links to strategy associated with the payout threshold levels and significant design updates for each major incentive plan. The risks associated with each of the following elements of the design and implementation of an incentive plan were considered, as well as the steps in place to mitigate risk and ensure alignment with the Company’s strategic plan:

•	Linkage of incentive measures with business objectives, analysis of total compensation market data, determination of design elements/payout threshold levels and timely and accurate tracking of performance data;

•	Modeling, approval and communication of incentive plans;

•	Calculation, approval and communication of incentive payments; and

•	Annual plan reviews to ensure planned design updates align with business goals and budgets.

After due consideration of management’s 2011 Compensation Program Risk Assessment report, the Compensation Committee concluded that the Company’s compensation programs do not create a reasonable likelihood of a material adverse effect on the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Discussion and Analysis explains the objectives of our compensation programs, what the programs are designed to reward, the material elements of the compensation earned by or paid to the named executive officers, the basis for choosing and setting the amount of each element of compensation and how the elements fit into the Company’s overall compensation objectives.

Executive Summary

The last fiscal year showed significant financial improvement for the Company over the prior two years. As explained in more detail below, this resulted in the first payout under our annual incentive plan in three years. The Company’s Earnings from Operations, as defined on page 13, for its 2010 fiscal year were $61.967 million. Based on a threshold performance level of $20 million and a target performance level of $120 million, the named executive officers received a payout under our annual incentive plan that was equal to 48% of target compensation.

With the return to profitability and acknowledging the need to balance the goal of positive financial results with the challenge of retaining our top talent following an extended period of limited compensation, in 2010 the Compensation Committee:

•	Did not change salary or incentive opportunity for the named executive officers (other than an across-the-board 2% salary increase for U.S. employees);

•	Approved a discretionary contribution to the U.S. retirement plans equal to 0.5% of 2010 eligible earnings (as defined on page 15); and

•	Made grants of restricted stock (subject to a 4-year retention vesting schedule) to key executives including our named executive officers.

All of these compensation actions are discussed in more detail below.

Compensation Objectives

The Compensation Committee has established compensation programs designed to achieve the following objectives:

•	Align pay with short- and long-term performance results that directly influence stockholder value;

•	Motivate executives to achieve performance goals that should, over time, lead to increased stockholder value;

•	Retain executives necessary to successfully lead and manage the organization;

•	Attract key executives critical to the organization’s long-term success; and

•	Reward executives fairly for Company and individual performance.

Elements of Compensation for Named Executive Officers

The total compensation program for the named executive officers consists of the following major components:

•	Base Salary — necessary to attract key executives and reward them fairly for their day-to-day responsibilities;

•	Annual Cash Incentive — the core element of our pay-for-performance compensation that aligns a portion of total compensation with short-term corporate performance;

•	Long-term Equity — grants of restricted stock that emphasize retention and align the executive officers’ interests with stockholders;

•	Retirement Plan — contributions to a nonqualified retirement program available to all highly compensated U.S. employees to provide a competitive total reward package; Mr. Agnéus participates in a government-mandated occupational pension benefit program in Switzerland; and

•	Perquisites — a modest level of perquisites are available to attract and retain key executives, including the named executives. Perquisites for Mr. Agnéus are commensurate with market practice in Europe.

Benchmarking

The Committee understands the significance of its responsibilities and receives a substantial amount of information and input from both internal and external resources as a reference in support of its decision making. The Committee uses available survey and peer group data that align with the Company’s revenue and market capitalization, as well as the nature of its business and workforce, in determining the competitive positioning of total compensation.

Each executive’s performance is reviewed and compensation decisions are made on an annual basis (or as an executive’s duties and responsibilities change). Base salary range midpoints, annual cash incentive awards and long-term equity awards are targeted at the median of a peer group of comparable executive positions in companies of similar revenue size in the business services industry and as reflected in multiple third-party survey data. The composition of companies within the various surveys changes from time to time. Although total compensation is targeted to reflect the median value of the executive’s position in the marketplace, targeted total compensation may be above or below the median depending on the level of job responsibility, Company performance and individual performance.

In 2010, the peer group analysis included a review of Manpower Inc., SFN Group (formerly Spherion Corporation) and Robert Half International Inc. Third-party survey data was purchased from The Conference Board, Mercer and Towers Watson. Peer group data is used as a reference point for the staffing industry, but more emphasis is given to the third-party surveys due to the strength of the data. The peer group analysis and third-party survey data represent “Market Data” when referenced throughout the Compensation Discussion and Analysis. The Committee also considers the recommendations of the Chief Executive Officer (“CEO”) regarding total compensation for those executives reporting to him. The Human Resources Division also provides the Committee historical and prospective compensation components for each executive officer.

Compensation Committee’s Role in Determining Executive Compensation

Annually, the Committee conducts a thorough review and assessment of each executive’s performance, compensation, development objectives and succession strategies. The Committee reviews and makes recommendations to the Board for approval of executive compensation and executive compensation programs, performance objectives and financial targets. The Committee reviews each element of total compensation individually (base salary, annual cash incentive, long-term equity) and total compensation in aggregate.

The Committee establishes performance objectives for the CEO on an annual basis in accordance with the process set forth in the Corporate Governance Principles. The Committee also evaluates the CEO’s performance and determines the CEO’s compensation. The CEO reviews the performance of the other named executive officers on an annual basis and makes recommendations on their compensation to the Committee.

The CEO’s total compensation is comprised of the same elements as all of the named executives. The determination of the CEO’s compensation is based on the measures and responsibilities deemed by the Committee to be relevant, including appropriate market comparisons.

On an annual basis, the Committee determines corporate financial goals and target awards in accordance with the terms of the Company’s Short Term Incentive Plan (“STIP”). The Committee approves award payouts to the named executive officers individually based on the achievement of these pre-determined goals.

The Committee annually considers the grant of restricted stock, stock options and other stock-based awards pursuant to the terms of the Company’s Equity Incentive Plan, including vesting schedules, performance goals, exercisability and term, to the Company’s senior officers and reviews such awards made under delegated authority to other employees.

The Committee has the authority to retain independent consultants. Consultants retained by the Committee report directly to the Committee and the Committee determines the consultants’ scope of work and fees. In 2010, the Committee did not retain any independent compensation consultants.

Compensation Policy, Programs, Components and Decisions in 2010

Base Salary

Base salaries for the named executive officers are targeted to be competitive with Market Data to ensure that the Company can retain and attract the executives necessary to successfully lead and manage the organization. Base salaries are targeted to correspond with the median of the range of salaries in the Market Data but may vary based upon the factors described below. Base salary is only one component of total compensation and may be affected by other components to ensure that total compensation meets compensation objectives.

The Committee reviews the base salaries of named executives on an annual basis (or as an executive’s duties and responsibilities change). Increases in salary are based on an individual’s performance and level of pay compared to Market Data, internal pay equity and consideration of the Company’s salary budget. In May of each year, the Committee reviews proposed salary increases and makes recommendations to the Board for senior officers. Any base salary changes approved by the Board have historically been effective June 1st.

In May 2010, the Committee reviewed base salaries of the named executive officers and noted that nearly all were in close proximity of the median of the Market Data. (One was above.) In light of this market positioning and Company performance, the Committee decided to make no changes to the named executive officer base salaries at that time. Effective October 1, 2010, the U.S.-based named executive officers received a 2% increase in base salaries as part of an across-the-board increase provided to all U.S. salaried employees; this adjustment is reflected in the Summary Compensation Table for each of the named executive officers. None of the named executive officers have received annual base salary increases since 2008; two of the named executive officers received a promotional base salary increase in 2009.

Annual Cash Incentive Target Opportunity and Performance Measurement

The Committee believes that the named executive officers should have a meaningful percentage of their total compensation earned through annual “at risk” pay-for-performance cash incentives. The percentage of target total compensation at risk under the terms of the STIP increases significantly as the individual executive’s responsibilities and influence on overall corporate performance results increases. The STIP is designed to encourage the executives to meet the Company’s short-term goals that are aligned with the overall corporate strategy and improve stockholder value.

In February of each year, the Committee approves the STIP target opportunity for each named executive officer. The STIP target opportunity is established as a percentage of each individual’s actual base salary earnings and is targeted to correspond with median Market Data, but may vary based upon individual circumstances. STIP payments for all participants are capped at 200% of target incentive; STIP payments for each named executive officer are also capped at $2.0 million per year. The following STIP target opportunities were established in February 2010:

Carl T. Camden	130% of base salary
George S. Corona	90% of base salary
Michael L. Durik	90% of base salary
Michael S. Webster	75% of base salary
Patricia A. Little	65% of base salary
Leif Agnéus	50% of base salary

The STIP target opportunity is also reviewed by the Committee in May of each year (or as an executive’s duties and responsibilities change) and may increase based on Market Data, individual performance and the percentage of the executive’s compensation that is intended to be “at risk.” Any increases in STIP target that are approved by the Committee in May have historically been effective June 1st. In May 2010, the Committee reviewed the incentive opportunity of the named executive officers and found that all were appropriately positioned relative to the median of the Market Data. In light of this market positioning and Company performance, the Committee decided to make no changes to target annual incentive opportunity at that time.

In February of each year, the Committee also determines the objective and, when appropriate, qualitative performance measures and the other terms and conditions of the STIP. To focus on the Company’s return to profitability and to unify everyone’s efforts, the Committee approved management’s recommendation that STIP payouts for all participants (as well as incentives under the Management Incentive Plan for Corporate management employees) be based on “Earnings from Operations” as defined in the Company’s GAAP financial statements, excluding the cost of incremental compensation funding in excess of the STIP Earnings from Operations threshold (see below) and adjusted for unusual or non-recurring items (e.g., changes in accounting principles, gains or losses from acquisitions or divestitures, and “extraordinary items”).

The Committee also approved management’s recommendation to set $20 million as the threshold Earnings from Operations level before any STIP payment would be made. The threshold of $20 million was set at a level above the budget of $10 million. Earnings from Operations of $120 million was set as the target level of performance necessary to achieve the target level of incentive payout. This target level of performance was seen as very challenging and difficult to achieve. The maximum of $232 million (required to attain a maximum payout under STIP) was set at a level deemed extremely challenging.

Under the terms of STIP, the Committee retains the right in its discretion to reduce a STIP award based on Company, business unit or individual performance. The Committee has no discretion to increase a STIP award for named executive officers (though the Committee may approve a special bonus for named executives on a discretionary basis to recognize exceptional performance or actions not related to objectives set forth in the STIP).

For 2010, the Company achieved Earnings from Operations as defined above of $61.967 million and at its February 17, 2011 meeting, the Committee reviewed and approved the decision to make payments to the named executive officers in accordance with the STIP program as follows:

	2010 Base Salary
Name	Earnings	Target %	Payout as % of Target	Payout

Carl T. Camden	$934,650	130%	48%	$583,200
George S. Corona	$552,750	90%	48%	$238,800
Michael S. Webster	$452,250	75%	48%	$162,800
Patricia A. Little	$502,500	65%	48%	$156,800
Leif Agnéus	$423,000	50%	48%	$101,500

Notes:

•	Michael L. Durik’s employment with the Company ended effective September 30, 2010, so he was not eligible to receive a 2010 STIP payment. See the Summary Compensation Table on page 18 and discussion on pages 23 and 24 for detailed information concerning the severance benefits for the named executive officers.

•	Amounts reported for Mr. Agnéus are converted from Swiss francs to U.S. dollars at an exchange rate of 1 CHF = 0.94 USD. This is the rate used by the Company for budgeting purposes in 2010. (For reference purposes only, the 2010 weighted average exchange rate calculated by the Company’s finance department is 1 CHF = 0.9619 USD)

•	Payouts are rounded to the nearest $100 using standard rounding.

To support the Company’s focus on robust compensation program risk management, the Committee approved implementation of an Incentive Compensation Recovery (Clawback) Policy at its February 17, 2011 meeting. This policy will apply to awards granted under STIP on or after January 1, 2011 to officers of the Company who are subject to Section 16(b) of the Securities and Exchange Act of 1934. These officers are required to repay or forfeit, to the fullest extent permitted by law and as directed by the Committee, any performance-based annual incentive or other performance-based compensation, based on the achievement of financial results that were subsequently restated due to the Company’s material non-compliance with federal securities laws, provided the amount of incentive compensation that would have been received or earned would have been lower had the financial results been properly reported.

Equity Incentive Plan

The Equity Incentive Plan (“EIP”) provides for long-term incentives to recognize executives for their contributions to the Company’s growth and profitability. Such compensation is also intended to help the Company retain and attract key employees, and it gives those employees shared financial interests with the Company’s stockholders that are believed to positively affect their job performance. Though EIP allows for the payment of equity and non-equity awards, restricted stock has been the exclusive form of award over the past five years because it is considered by the Committee to be an effective vehicle to achieve the Company’s long-term compensation objectives:

•	Alignment with stockholder interests;

•	Facilitate retention; and

•	Meaningful stock ownership.

The decision to grant stock-based awards for the named executives is considered by the Committee on an annual basis at their May meeting. The Committee considers Market Data, Company financial performance, individual performance, long-term potential, critical retention, award history and internal relativities to determine individual awards. Because of the severe economic conditions and Company performance, the Committee has not made a regular grant of equity to any key executives, including the named executive officers, since June 2008. Some grants have been made on a case-by-case basis to recognize promotions and to conform to contractual commitments.

In November 2010, the Committee approved and the Company granted special four-year retention restricted stock grants effective December 1, 2010 to selected key executives, including the named executive officers, as detailed in the Grants of Plan Based Awards Table and in the Summary Compensation Table. The Company believes that as the economy improves, there are an increasing number of opportunities in the marketplace and the Company could be vulnerable to losing executives due to the extended period with no long-term equity award. The value of the restricted shares granted to each named executive officer provided a meaningful award that is still conservative relative to Market Data. In establishing the amount of the awards, the Committee took into account that the Company and the overall economy are still in the early stages of recovery from the recession.

A restricted stock award was also made to Ms. Little in July 2010 in accordance with the multi-year commitment made under her employment agreement when she was hired.

Stock Ownership Requirements

The Committee seeks to encourage meaningful stock ownership by the Company’s executives so as to align their interests more closely with the stockholders’ interests. In 2005, the Committee approved the Executive Stock Ownership Requirements Plan (the “Stock Ownership Plan”) for senior officers.

“Stock Ownership” is defined in the Stock Ownership Plan to include stock owned by the executive officer directly and the “net value” of any restricted stock awards not vested. Net value is defined as 60% of the restricted stock award. The minimum share ownership requirement for senior officers by title is: Chief Executive Officer 70,000 shares, Chief Operating Officer 50,000 shares, Executive Vice President 30,000 shares and Senior Vice President 10,000 shares. The Stock Ownership Plan allows six years for senior officers to meet their stock ownership requirements.

After achievement of the minimum share ownership requirement, all executives are additionally required to retain ownership of 50% of the net value of future vestings of restricted stock, in order to build stock ownership over time.

Stock ownership levels must be maintained as long as the executive is employed by the Company and is a participant in the Stock Ownership Plan. The Committee reviews the executives’ progress toward and compliance with the share ownership requirements on an annual basis. If the required level of ownership is not achieved within the specified time period, the Committee can eliminate or adjust the amount of any future equity awards.

As of December 31, 2010, all named executive officers had met their stock ownership requirement. In November 2009, the Committee indefinitely suspended compliance with the Stock Ownership Plan’s minimum share ownership requirements due to the ongoing freeze on annual stock awards. This will be reevaluated when the Company resumes regular annual grants of equity.

Retirement Plan

In order to provide a competitive total compensation package, the Company has established a nonqualified retirement plan. The named executive officers based in the U.S. are eligible to participate in the Company’s Management Retirement Plan (the “MRP”). The MRP is a U.S. nonqualified defined contribution/deferred compensation plan available to all highly compensated employees as outlined by Section 414(q)(1)(B)(i) of the Internal Revenue Code. All participants in the MRP can elect to defer from 2% to 25% of their annual base earnings and 2% to 50% of their incentive earnings. Matching and/or discretionary contributions may be made by the Company. There are no additional pension plans or qualified plans available to highly compensated U.S. employees including the named executive officers. Mr. Agnéus participates in a government-mandated occupational pension benefit program in Switzerland.

On an annual basis, the Committee reviews the Company matching contribution rate for the MRP. In February 2009, due to Company performance, the Company suspended this match. With the improvement in Company performance during 2010, the match was reinstated effective January 1, 2011.

On an annual basis, the Committee also reviews consideration of a discretionary Company contribution to the MRP based on Company financial performance. There has not been a discretionary contribution since 2007. In November 2010, the Committee determined that MRP participants and participants in the tax-qualified 401k plan should receive a discretionary Company contribution equal to 0.5% of 2010 eligible earnings, to be paid in First Quarter 2011. Eligible earnings are defined as W-2 earnings excluding relocation, car allowance and the value of vested shares.

Health and Welfare Benefits

The health and welfare plans provided to the named executives are the same plans available to all employees, including Company-provided life insurance.

Perquisites

A modest level of perquisites is available to named executive officers:

Company aircraft — To facilitate conducting the Company’s business and provide a competitive advantage, a private aircraft is available. Senior executives may utilize the aircraft for business purposes. On rare occasions, when approved by the Chief Executive Officer, an executive may use the aircraft for personal non-business purposes. None of the named executive officers used the plane for personal purposes in 2010.

Vacation facility — A Company-owned condominium is available on a limited basis to employees at the Vice President level and above.

Entertainment tickets — The Company purchases entertainment tickets to local events for the purpose of customer entertainment, business development or vendor appreciation. In the event that tickets are not used for this purpose, employees at the Director level and above may avail themselves of the entertainment tickets for personal use.

Company car — In keeping with market practice in Europe, the Company leases a car for Mr. Agnéus.

The total amount of perquisites in 2010 for each named executive officer (other than Mr. Agnéus) was less than $2,000.

Tax and Accounting Implications

Deductibility of Executive Compensation

The stockholder-approved short- and long-term incentive plans have been designed so that the Company can provide performance-based compensation that allows for maximum deductibility under Section 162(m) of the Internal Revenue Code of 1986 (the “Tax Code”) and related regulations. The Tax Code places a limit of $1 million on the amount of non performance-based compensation that can be deducted for tax purposes for the Chief Executive Officer and the other three highest paid executives (excluding the Chief Financial Officer) listed in the Summary Compensation Table. However, tax deductibility is only one factor considered in any decision regarding executive compensation. In order to best serve the Company and the interests of its stockholders, the Company may determine that payment of non-deductible compensation is necessary and appropriate to provide rewards consistent with the overall philosophy and objectives of the compensation program.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements under Section 409A of the Internal Revenue Code (“Section 409A”). In November 2007, the Committee approved changes to the Company’s deferred compensation arrangements effective January 1, 2008 as required to comply with Section 409A. The Company believes it operates in good faith compliance with the statutory provisions which were effective January 1, 2005.

Compensation Committee Report

Prior to and at its meeting held on February 17, 2011 the Compensation Committee reviewed and discussed the Compensation Discussion and Analysis presented in this proxy statement at pages 10-16. Based on its review and discussions with management, the Committee recommended that the Board of Directors approve the Compensation Discussion and Analysis and direct management to include it in this proxy statement. The Board of Directors approved the Committee’s recommendation at its regular meeting held on February 17, 2011.

This report is submitted by the Compensation Committee of the Board of Directors.

B. Joseph White, Chair
Jane E. Dutton
Maureen A. Fay
Leslie A. Murphy
Donald R. Parfet

Summary Compensation Table 2010

							Change in Pension
							Value &
							Nonqualified
						Non-Equity	Deferred
		Salary		Stock Awards	Option	Incentive Plan	Compensation	All Other
Name and		($)	Bonus	($)	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	(1)	($)	(3)	($)	($)	($)	($) (4)	($)

Carl T. Camden	2010	$934,650	$0	$1,098,000	$0	$583,200	$0	$6,653	$2,622,503
President and Chief	2009	$930,000	$0	$0	$0	$0	$0	$27,565	$957,565
Executive Officer	2008	$917,500	$0	$1,050,000	$0	$0	$0	$223,018	$2,190,518
George S. Corona	2010	$552,750	$0	$640,500	$0	$238,800	$0	$4,216	$1,436,266
Executive Vice President	2009	$550,000	$0	$337,750	$0	$0	$0	$6,983	$894,733
and Chief Operating Officer	2008	$429,167	$0	$420,000	$0	$0	$0	$45,039	$894,206
Michael S. Webster	2010	$452,250	$0	$457,500	$0	$162,800	$0	$3,449	$1,075,999
Executive Vice President	2009	$450,000	$0	$270,200	$0	$0	$0	$5,678	$725,878
and General Manager - Americas	2008	$414,583	$0	$420,000	$0	$0	$0	$40,324	$874,907
Patricia A. Little	2010	$502,500	$0	$643,800	$0	$156,800	$0	$3,833	$1,306,933
Executive Vice President	2009	$500,000	$0	$152,550	$0	$0	$0	$3,377	$655,927
and Chief Financial Officer	2008	$250,000	$645,000 (2)	$392,400	$0	$0	$0	$15,422	$1,302,822
Leif Agnéus(5)	2010	$423,000	$0	$274,500	$0	$101,500	$0	$40,563	$839,563
Senior Vice President and
General Manager, EMEA
Michael L. Durik	2010	$468,750	$0	$0	$0	$0	$0	$1,482,115	$1,950,865
Executive Vice President	2009	$625,000	$0	$0	$0	$0	$0	$11,587	$636,587
and Chief Administrative	2008	$614,583	$0	$420,000	$0	$0	$0	$75,548	$1,110,131
Officer (employment ended 9/30/2010)

(1)	Represents 2008, 2009 and 2010 actual base salary earnings.

(2)	Represents bonus payment made pursuant to offer of employment.

(3)	Reflects market value as determined by multiplying the number of shares granted by the Fair Market Value (FMV) on the grant date. FMV is determined by the closing price on the date of grant. The FMV for Restricted Stock Awards granted on 7/1/2010 is $13.80 and 12/1/2010 is $18.30.

(4)	Amounts for named executive officers (other than Mr. Agnéus) include premiums paid for life insurance and contributions to the Management Retirement Plan (MRP). (See table below.) The amount reported for Mr. Durik also includes severance payments and the value of continued health care coverage received during the last three months of 2010. (See discussion on pages 23 and 24 for detailed information concerning severance benefits for the named executive officers.) The amount reported for Mr. Agnéus includes the incremental cost for a company-provided auto ($22,725), supplemental health care ($3,384), supplemental disability insurance ($259) and a supplemental contribution to the government-mandated occupational pension benefit program ($14,195). Perquisites provided to the other named executive officers were less than $2,000 per individual and in accordance with the rules were not included in the amounts reported above.

			Severance Payments
			and Cost of
	Group Term Life	Company MRP	Continued Health	Total All Other
Name	Premiums	Contributions	Care	Compensation

Carl T. Camden	$1,980	$4,673		$6,653
George S. Corona	$1,452	$2,764		$4,216
Michael S. Webster	$1,188	$2,261		$3,449
Patricia A. Little	$1,320	$2,513		$3,833
Michael L. Durik	$1,238	$2,476	$1,478,401	$1,482,115

(5)	Amounts reported for Mr. Agnéus (other than the value of stock awards) are converted from Swiss francs to U.S. dollars at an exchange rate of 1 CHF = 0.94 USD. This is the rate used by the Company for budgeting purposes in 2010. (For reference purposes only, the 2010 weighted average exchange rate calculated by the Company’s finance department is 1 CHF = 0.9619 USD.)

Grants of Plan-Based Awards 2010(1)

						All Other
						Stock	Grant
						Awards:	Date
			Estimated Possible			Number of	Market
			Payouts Under Non-Equity Incentive			Shares of	Value of
			Plan Awards			Stock or	Stock
			Thres-			Units	Awards
	Grant Date	Approval Date	hold	Target	Maximum	(#)	Granted
Name	(2)	(2)	($)(3)	($)	($)(4)	(5)	(6)

Carl T. Camden	12/01/2010	11/09/2010	$0	$1,215,045	$2,000,000	60,000	$1,098,000
George S. Corona	12/01/2010	11/09/2010	$0	$497,475	$994,950	35,000	$640,500
Michael S. Webster	12/01/2010	11/09/2010	$0	$339,188	$678,375	25,000	$457,500
Patricia A. Little	7/01/2010	N/A	$0	$326,625	$653,250	13,500	$186,300
	12/01/2010	11/09/2010				25,000	$457,500
Leif Agnéus	12/01/2010	11/09/2010	$0	$211,500	$423,000	15,000	$274,500
Michael L. Durik(7)	N/A	N/A	$0	$562,500	$1,125,000	N/A	N/A

(1)	The Company did not maintain an equity incentive plan (as defined under the executive compensation disclosure rules) and did not grant stock options during the 2010 fiscal year. Accordingly, these columns have been eliminated from the table.

(2)	The grants dated 12/01/2010 to named executive officers were retention grants and were approved by the Compensation Committee on 11/9/2010. The grant dated 7/1/10 is the second of three equal grants to be made on the anniversary date of Ms. Little’s hire in compliance with her offer of employment.

(3)	Payout for threshold performance under the annual cash incentive plan (STIP) is 0% of eligible base salary earnings. Each additional increment above the threshold earns prorated incentive payments up to the maximum as discussed in the Compensation Discussion and Analysis on page 13.

(4)	STIP maximum is 200% of target with an individual maximum payout of no more than $2,000,000 as required under the STIP.

(5)	Restricted Stock Awards granted 7/01/2010 and 12/01/2010 vest ratably on each of the first four anniversaries of the date of grant (25% per year).

(6)	Market value is determined by multiplying the number of shares granted by the Fair Market Value (FMV) on the grant date. FMV is determined by the closing price on the date of grant. The FMV for the Restricted Stock Awards granted on 7/1/2010 is $13.80 and 12/1/2010 is $18.30.

(7)	Amounts reported under the non-equity incentive plan columns for Mr. Durik represent his STIP opportunity had his employment not ended during the year. Under the terms of STIP, participants whose employment terminates during the year receive no payment under the plan. See the Summary Compensation Table on page 18 and discussion on pages 23 and 24 for detailed information concerning the severance benefits for the named executive officers.

Outstanding Equity Awards at Fiscal Year End 2010

	Option Awards					Stock Awards
			Equity Incentive					Equity Incentive	Equity Incentive
	Number of	Number of	Plan Awards:			Number of		Plan Awards:	Plan Awards:
	Securities	Securities	Number of			Shares or	Market Value	Number of	Market or Payout
	Underlying	Underlying	Securities			Units of	of Shares or	Unearned Shares,	Value of Unearned
	Unexercised	Unexercised	Underlying	Option		Stock That	Units of Stock	Units or Other	Shares, Units or
	Options	Options	Unexercised	Exercise	Option	Have Not	That Have	Rights That Have	Other Rights That
	(#)	(#)	Unearned Options	Price	Expiration	Vested	Not Vested	Not Vested	Have Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)

Carl T. Camden	3,500	0	—	$25.60	8/13/11
	333	0	—	$21.00	12/3/11
	4,000	0	—	$22.40	2/12/12
	7,000	0	—	$22.40	2/12/12
	4,074	0	—	$24.53	6/2/13
	20,926	0	—	$24.53	6/2/13
	20,000	0	—	$25.15	11/6/13
	3,942	0	—	$28.02	6/1/14
	14,058	0	—	$28.02	6/1/14

	77,833	0				95,000 (1)	$1,786,000	0	$0

George S. Corona	2,750	0	—	$25.60	8/13/11
	2,870	0	—	$24.53	6/2/13
	2,952	0	—	$28.02	6/1/14
	4,548	0	—	$28.02	6/1/14

	13,120	0				61,250 (2)	$1,151,500	0	$0

Michael S. Webster	1,516	0	—	$28.02	6/1/14
	984	0	—	$28.02	6/1/14

	2,500	0				48,750 (3)	$916,500	0	$0

Patricia A. Little	0	0				58,625 (4)	$1,102,150	0	$0

Leif Agnéus	450	0	—	$25.60	8/13/11
	450	0	—	$22.40	2/12/12
	2,400	0	—	$28.30	5/14/12
	1,200	0	—	$24.53	6/2/13
	1,000	0	—	$28.02	6/1/14

	5,500	0				20,750 (5)	$390,100	0	$0

(1)	Represents total number of unvested shares from the following grant dates and original vesting schedules: 6/1/07 — 4-year graded vesting/10,000 shares remaining, 6/1/08 — 4-year graded vesting/25,000 shares remaining, 12/1/10 — 4-year graded vesting/60,000 shares remaining.

(2)	Represents total number of unvested shares from the following grant dates and original vesting schedules: 6/1/07 — 4-year graded vesting/3,750 shares remaining, 6/1/08 — 4-year graded vesting/10,000 shares remaining, 1/2/09 — 4-year graded vesting/12,500 shares remaining, 12/1/10 — 4-year graded vesting/35,000 shares remaining.

(3)	Represents total number of unvested shares from the following grant dates and original vesting schedules: 6/1/07 — 4-year graded vesting/3,750 shares remaining, 6/1/08 — 4-year graded vesting/10,000 shares remaining, 1/2/09 — 4-year graded vesting/10,000 shares remaining, 12/1/10 — 4-year graded vesting/25,000 shares remaining.

(4)	Represents total number of unvested shares from the following grant dates and original vesting schedules: 7/1/08 — 4-year graded vesting/10,000 shares remaining, 7/1/09 — 4-year graded vesting/10,125 shares remaining, 7/1/10 — 4-year graded vesting/13,500 shares remaining, 12/1/10 — 4-year graded vesting/25,000 shares remaining.

(5)	Represents total number of unvested shares from the following grant dates and original vesting schedules: 3/1/07 — 4-year graded vesting/500 shares remaining, 1/2/08 — 4-year graded vesting/1,250 shares remaining, 6/1/08 — 4-year graded vesting/4,000 shares remaining, 12/1/10 — 4-year graded vesting/15,000 shares remaining.

Option Exercises and Stock Vested Fiscal Year 2010

	Option Awards		Stock Awards
	Number of Shares			Value Realized
	Acquired on	Value Realized	Number of Shares	on Vesting
	Exercise	on Exercise	Acquired on Vesting	($)
Name	(#)	($)	(#)	(1)

Carl T. Camden	0	$0	37,250	$543,153
George S. Corona	0	$0	18,875	$301,536
Michael S. Webster	0	$0	17,625	$278,036
Patricia A. Little	0	$0	8,375	$115,575
Leif Agnéus	0	$0	3,900	$62,410
Michael L. Durik	0	$0	16,500	$242,685

(1)	Value Realized on Vesting is calculated by multiplying the shares vested times the stock closing price on the day of vesting.

Nonqualified Deferred Compensation 2010

		Registrant
	Executive	Contributions in	Aggregate Earnings	Aggregate
	Contributions in	Last FY	in Last FY	Withdrawals/	Aggregate Balance
	Last FY	($)	($)	Distributions	at Last FYE
Name	($)(1)	(2)	(3)	($)(4)	($)(5)

Carl T. Camden	$56,079	$4,673	$279,632	$0	$2,135,159
George S. Corona	$0	$2,764	$19,002	$0	$738,429
Michael S. Webster	$45,225	$2,261	$42,781	$0	$476,801
Patricia A. Little	$0	$2,513	$22,162	$0	$174,221
Michael L. Durik	$19,808	$2,476	$132,934	$141,540	$718,325

(1)	Executives may defer a percentage of their base salary (up to 25%) and incentive earnings (up to 50%) for retirement. These amounts, as applicable, are reported as a part of the salary or incentive earnings found in the Summary Compensation Table.

(2)	In 2010, the Company authorized a discretionary contribution for all participants in MRP (as well as all participants in the tax-qualified 401(k) plan) equal to 0.5% of 2010 eligible earnings as defined on page 15. Registrant Contributions in Last FY above represent those Company contributions, and they are also reported as “All Other Compensation” in the Summary Compensation Table. In February 2009, due to Company performance, the Company suspended the Company matching contributions (50% of the first 8% of salary and incentive earnings). The match was reinstated effective 1/1/2011.

(3)	Represents actual earnings from the investment of the prior year aggregate balance plus the earnings on current year executive and Company contributions. The aggregate earnings are based on investment options that are also offered to employees who participate in the tax-qualified 401(k) plan and are not “above market”; therefore they are not included in the Summary Compensation Table.

(4)	Participants may elect to receive distributions after separation from service or the later of a specified age and separation of service. Amounts may be paid as a lump sum, monthly installments for up to 20 years, or a combination of the two as elected by the participant.

(5)	Amounts reported in this column include the following amounts that have been reported in the Summary Compensation Table in the last five years: Carl T. Camden ($839,914), George S. Corona ($296,687), Michael S. Webster ($177,115), Patricia A. Little ($118,762), Michael L. Durik ($501,457).

Note: Mr. Agnéus participates in a government-mandated occupational pension benefit program in Switzerland.

Potential Payments Upon Termination or Change in Control

In order to provide a mechanism to ensure retention of the named executive officers, the Board of Directors, upon the recommendation of the Compensation Committee, adopted an Executive Severance Plan (the “Severance Plan”) in April 2006. The Severance Plan provides severance benefits to certain executive officers of the Company as outlined in the Plan, in the event their employment is terminated under certain circumstances as explained below. The Company does not provide special benefits upon a change in control or upon a termination following a change in control.

Under the portion of the Severance Plan covering the eligible named executive officers, each would be entitled to severance payments and benefits in the event that he or she experiences a “qualifying termination” (i.e., termination without cause by the Company or for good reason by the named executive officer, each as is defined in the Severance Plan). In the event of a termination for any reason, eligible named executive officers would be entitled to any earned compensation owed but not yet paid as of the date of termination. The eligible named executive officer would also be entitled to payment of vested benefits, if any.

If the eligible named executive officer experiences a qualifying termination, the named executive officer would be entitled to the then-current target incentive established under the Company’s annual incentive plan for the year in which the named executive officer’s termination occurs. The target incentive would be adjusted on a pro rata basis according to the number of calendar days the eligible named executive officer was actually employed during such plan year. The named executive officer would not receive any payment under STIP since a participant must be employed on the date the STIP award is paid.

The eligible named executive officer would receive salary continuation payments in an amount equal to such multiple as may be identified in the Plan times the named executive officer’s base salary. The table below indicates the applicable multiple for each named executive officer. As identified in the table below, certain named executive officers would be eligible to receive incentive continuation payments. The combination of salary continuation (and incentive continuation if applicable) amounts would be paid by the Company in installments over the severance period and in accordance with the Company’s standard payroll practice. All but $490,000 of the total severance would be paid in equal installments between the date of termination and March 15 of the calendar year following the year of termination. The balance ($490,000) would be paid in equal installments over the severance period. The payments are divided in this fashion to avoid the possibility of penalties under Internal Revenue Code Section 409A.

The Company would provide comparable medical, dental, vision and hospitalization benefits to the eligible named executive officer and his or her eligible dependents for the severance period, provided the named executive officer continues to pay the applicable employee rate for such coverage.

The named executive officer, identified in the Severance Plan, will be eligible to receive reimbursement for professional outplacement services actually incurred during the initial 12-month period following termination, not to exceed $10,000.

The eligible named executive officers, as a condition to receiving payments under the Severance Plan, are required to agree not to directly or indirectly, individually or in any capacity or relationship, engage in any business or employment, or aid or endeavor to assist any business or legal entity, that is in direct competition with the business of the Company for the 12 months following termination.

During this period the eligible named executive officers must also agree to not induce any employee of the Company to terminate employment with the Company, nor knowingly offer employment to any person who is or who was employed by the Company unless such person has ceased to be employed by the Company for a period of at least six months.

Named executive officers covered under the Severance Plan may not disparage, slander or injure the business reputation or goodwill of the Company. Noncompliance may result in the loss of severance benefits.

The following tables include the eligible named executive officers covered by the Severance Plan. The tables reflect different elements payable under the Severance Plan and their value if a named executive officer, who is a party to the Severance Plan, would experience a qualifying termination on December 31, 2010. All other continuation amounts would be paid over the salary continuation period in compliance with Section 409A.

Executive Severance Plan Elements 2010

						Reimbursement of
	Severance Plan	Eligible for Incentive	Eligible for	Eligible for	Medical Plan	Professional
	Multiple	Earned but Not Paid	Salary	Incentive	Provided During	Outplacement
Name	(#)	As of 12/31/10	Continuation	Continuation	Continuation Period	Services

Carl T. Camden	2	Yes	Yes	Yes	Yes	Yes
George S. Corona	1	Yes	Yes	No	Yes	Yes
Michael S. Webster	1	Yes	Yes	No	Yes	Yes
Patricia A. Little	1	Yes	Yes	Yes	Yes	Yes
Michael L. Durik	2	Yes	Yes	Yes	Yes	Yes

Mr. Agnéus is not covered by the Severance Plan. However, if the Company wishes to terminate his employment without cause, then under Swiss law, he will be entitled to 12 months notice during which he will be entitled to be paid his usual salary and contractual benefits.

Executive Severance Values 2010

				Value of	Allowed
				Medical Plan	Reimbursement of
	Value of Incentive	Value of Salary	Value of Incentive	Provided During	Professional
	Earned but Not Paid	Continuation	Continuation	Continuation Period	Outplacement	Total Company
	as of 12/31/10	($)	($)	($)	Services	Severance Expense
Name	(1)	(2)	(3)	(4)	($)	(5)

Carl T. Camden	$1,215,045	$1,897,200	$2,466,360	$21,949	$10,000	$5,610,554
George S. Corona	$497,475	$561,000	$0	$10,452	$10,000	$1,078,927
Michael S. Webster	$339,188	$459,000	$0	$10,452	$10,000	$818,640
Patricia A. Little	$326,625	$510,000	$331,500	$9,420	$10,000	$1,187,545
Leif Agnéus	$0	$423,000	$0	$0	$0	$423,000
Michael L. Durik	$421,875	$1,250,000	$1,125,000	$15,977	$10,000	$2,822,852

(1)	The Value of Incentive Earned but Not Paid represents the calculated target incentive for the named executive officers if they had terminated on December 31, 2010. If the termination date is other than the last day of the year, incentive earned would equal the target incentive prorated for the number of days worked in the year. The amount for Mr. Durik reflects his actual date of separation (9/30/2010) and subsequent proration for nine months. In its meeting on August 10, 2010, the Committee determined that Mr. Durik’s termination of employment constituted a qualifying termination under the Severance Plan.

(2)	The Value of Salary Continuation is calculated by taking the annual salary times the relevant severance plan multiple according to the Severance Plan.

(3)	The Value of Incentive Continuation is calculated by taking the annual target incentive times the relevant severance plan multiple according to the Severance Plan, for the named executive officers to whom this element applies.

(4)	The value of Medical Plan Provided is calculated as the Company-paid portion of the Medical Plan cost times the number of months eligible according to the Severance Plan. Costs include medical, dental and vision (assumes no change in Health Plan or coverage type) and assumes a 10% health care coverage cost increase in second year (as applicable). Executive continues to make normal employee contributions during the severance period.

(5)	Total Company Severance Expense is the sum of the Value of Incentive Earned but Not Paid, Salary Continuation, Incentive Continuation, Medical Plan Provided and Allowed Reimbursement of Outplacement Services. For Mr. Durik, $1,478,401 of this total has already been paid and disclosed in the Summary Compensation Table.

Payment Upon Death

In the event of a named executive officer’s death while employed, the named executive officer’s beneficiary would receive a group-term life insurance benefit equal to the lesser of two times current base salary or $1.5 million. The amounts shown in the following table would have been payable under the Company-paid group term life plan if the named individuals had died on the last business day of the fiscal year. (Mr. Agnéus is not covered by this plan.)

Group Term Life
Name	Death Benefit

Carl T. Camden	$1,500,000
George S. Corona	$1,122,000
Michael S. Webster	$918,000
Patricia A. Little	$1,020,000

Treatment of Unvested Equity Awards in the Event of Death or Disability

In the event of a named executive officer’s termination of employment due to disability or death, the named executive officer (or the named executive officer’s beneficiary) would receive a pro rata settlement of unvested restricted stock outstanding at the time of termination. For each grant of restricted stock, the number of restricted shares settled would equal the total number of restricted shares originally granted times the ratio of days employed since the grant date divided by total number of days in the vesting period less the number of restricted shares already settled on the anniversary dates of the grant. The value of this pro rata settlement (assuming the year-end 2010 stock value of $18.80) is shown in the table below.

Value of
Accelerated Vesting of
Restricted Stock
Name	$

Carl T. Camden	$273,502
George S. Corona	$110,996
Michael S. Webster	$106,915
Patricia A. Little	$122,012
Leif Agnéus	$36,209

Director Compensation

At its meeting following the 2010 Annual Meeting of Stockholders, Mr. Adderley and the independent members of the Board of Directors agreed to continue in force a ten percent reduction in annual compensation initiated in 2009. As a consequence, an independent Director’s base retainer was reduced from $150,000 to $135,000, the Lead Director retainer was reduced from $20,000 to $18,000, the Audit Committee chair’s retainer was reduced from $12,500 to $11,250 and the Compensation and Corporate Governance and Nominating chair retainers were reduced from $7,500 to $6,750.

Under the Non-Employee Directors Stock Plan, which was approved at the May 6, 2008 Annual Meeting of Stockholders, the Board of Directors is required to determine annually the percentage of their base retainer which will be used to acquire shares of Class A Common Stock and thus meet their stock ownership requirements. At the meeting of the Board of Directors following the 2010 Annual Meeting of Stockholders the Board agreed that one-third of their adjusted base retainer be applied to the purchase of shares.

The Directors were not awarded options pursuant to the 1999 Non-Employee Directors Stock Option Plan during 2010.

The following table sets forth the compensation paid to Mr. Adderley in his capacity as Chairman of the Board of Directors and to each of the non-officer Directors.

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash	Awards(1)	Awards	Compensation	Earnings	Compensation	Total

C. M. Adderley	$89,988	$45,012	N/A	N/A	N/A	N/A	$135,000
T. E. Adderley	N/A	N/A	N/A	N/A	$0	$1,024,099	$1,024,099	(2)
J. E. Dutton	$89,988	$45,012	N/A	N/A	N/A	N/A	$135,000
M. A. Fay	$96,738	$45,012	N/A	N/A	N/A	N/A	$141,750
T. B. Larkin	$89,988	$45,012	N/A	N/A	N/A	N/A	$135,000
L. A. Murphy	$101,238	$45,012	N/A	N/A	N/A	N/A	$146,250
D. R. Parfet	$107,988	$45,012	N/A	N/A	N/A	N/A	$153,000
B. J. White	$96,738	$45,012	N/A	N/A	N/A	N/A	$141,750
T. Saburi(3)	$0	$0	N/A	N/A	N/A	N/A	$0

(1)	Represents the aggregate fair market value of grants of 2,640 shares of the Company’s Class A common stock having a fair market value of $17.05 per share on the award date of May 13, 2010.

(2)	Mr. Adderley is eligible to participate in the Company’s benefit plans and Management Retirement Plan. Other compensation includes base salary of $848,500, which reflects Mr. Adderley’s voluntary reduction of ten percent on an annualized basis. Other compensation also includes employer provided life insurance in the amount of $17,304, the value of vested restricted shares in the amount of $127,120 and the incremental cost to the Company for personal use of airplane totaling $31,175. Mr. Adderley is not eligible to participate in the Company’s Short Term Incentive Plan or Equity Incentive Plan. The Company also furnishes administrative staff support to Mr. Adderley related to his duties as Chairman of the Board.

(3)	Messrs. Camden and Saburi serve as their companies designated representatives on the Boards of Directors of Temp Holdings Co., Ltd. and the Company, respectively; such service is without compensation.

Election of Directors
Proposal 1

At the 2009 Annual Meeting of the Stockholders, a proposal to terminate the classified structure of the Company’s Board of Directors as of the date of the 2010 Annual Meeting of the Stockholders was approved by the Company’s stockholders. As a result, directors are elected annually for one year terms.

Under our Restated Certificate of Incorporation as currently in effect, the Board of Directors consists of no fewer than five and no more than eleven members, the exact number of directors to be determined from time to time by the Board of Directors. The Board of Directors has fixed the number of directors constituting the whole Board at eleven.

The Board of Directors recommends that the nominees named below be elected to serve as Directors for the one year term ending at the Annual Meeting of Stockholders held after the close of the fiscal year ending January 1, 2012.

If a nominee is unavailable for election for any reason on the date of the election of the director (which event is not anticipated), the persons named in the enclosed form of proxy may vote for the election of a person designated by a majority of the proxy attorneys present at the Annual Meeting. The Director will be elected by a plurality of the votes cast by holders of Class B common stock who are present in person, or represented by proxy, and entitled to vote at the Annual Meeting.

Listed on the following page are the names of the persons nominated for election as directors of the Company, each of whom is currently a director of the Company, their ages, principal occupations, other public companies of which they are directors, occupations held during the past five years (unless otherwise stated, the occupations listed have been held during the entire past five years) and the year in which they first became a director of the Company.

Nominees for Election as Director to be Elected for a One-Year Term

	Year of		Year First
	Expiration of	Principal	Elected as
Name and Age	Elective Term	Occupation	Director

Terence E. Adderley Age 77	2011	Chairman of the Board of Directors. Formerly: Chief Executive Officer (1987 — 2006).	1962
Carol M. Adderley Age 51	2011	Writer and researcher in the Humanities.	2010
Carl T. Camden Age 56	2011	President and Chief Executive Officer (2006). Director, Temp Holdings Co., Ltd. Formerly President and Chief Operating Officer (2001 — 2006).	2002
Jane. E. Dutton Age 58	2011	Robert L. Kahn, Distinguished University Professor of Business Administration and Psychology of the University of Michigan.	2004
Maureen A. Fay, O.P. Age 76	2011	President Emeritus of the University of Detroit Mercy	1997
Terrence B. Larkin Age 56	2011	Senior Vice President, General Counsel and Corporate Secretary, Lear Corporation (2008). Formerly: Partner, Bodman LLP (1986 — 2007).	2010
Conrad L. Mallett, Jr. Age 57	2011	President and Chief Executive Officer, Sinai-Grace Hospital. Director, Lear Corporation.	2011
Leslie A. Murphy Age 59	2011	President and CEO, Murphy Consulting, Inc. (2008); Certified Public Accountant. Formerly: Plante & Moran (1973-2007), Partner (1983 — 2007); Past Chair of the Board of Directors of the American Institute of Certified Public Accountants; Continued service as member of AICPA’s Governing Council and member of Assurance Services Executive Committee.	2008
Donald R. Parfet Age 58	2011	Managing Director of Apjohn Group, LLC; General Partner of Apjohn Ventures Fund. Director, Rockwell Automation, Inc. and member of Audit Committee and Technology and Corporate Responsibility Committee (2008).	2004
Toshio Saburi Age 61	2011	Executive Director and Member of the Board of Directors of Temp Holdings Co. Ltd. (2008); Tempstaff Corporate Planning Division (2005).	2010
B. Joseph White Age 63	2011	President Emeritus and the James F. Towey Professor of Business and Leadership, University of Illinois; Trustee, Equity Residential, Inc. (Chairman, Corporate Governance Committee; Member, Compensation Committee); Formerly: President, University of Illinois (2005 — 2009).	1995

Advisory Vote on Executive Compensation

Proposal 2

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail in the “Compensation Discussion and Analysis,” our executive compensation program is designed to align pay “at risk” with performance and retain, attract and reward our named executive officers, who are critical to our success. Under this program, our named executive officers are rewarded for the Company’s financial performance, individual performance, long-term potential and critical retention as well as market realities. Please read the “Compensation Discussion and Analysis” beginning on page 10 for additional details about our executive compensation program, including information about the fiscal year 2010 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

Advisory Vote on the Frequency of
an Advisory Vote on Executive Compensation

Proposal 3

The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules. By voting on this Proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation on a one year, two year or three year basis.

After careful consideration of this Proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and therefore our Board of Directors recommends that you vote for a one year interval for the advisory vote on executive compensation.

In formulating its recommendation, our Board of Directors considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this Proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of once every year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure).”

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the Board of Directors or the Company in any way, the Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE OPTION OF
ONCE EVERY YEAR AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION, AS DISCLOSED PURSUANT TO THE
COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

Ratification of the Appointment of Pricewaterhousecoopers LLP as the Company’s
Independent Registered Public Accounting Firm

Proposal 4

At its February 17, 2011 meeting, the Audit Committee approved the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to examine the consolidated financial statements of the Company for the year ending January 1, 2012. The Board of Directors seeks ratification of the appointment. This firm has served as the Company’s independent registered public accounting firm for many years and is considered to be well qualified. As in prior years, a representative of that firm will be present at the Annual Meeting and will have the opportunity to respond to appropriate questions.

Required Audit Committee Disclosures

Duties

The Audit Committee has the direct responsibility for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. The Audit Committee’s responsibilities include monitoring the integrity of the Company’s financial statements, the Company’s system of internal controls over financial reporting, the qualifications, independence and performance of the Company’s independent registered public accounting firm, the qualifications and performance of the Company’s internal auditors, the Company’s risk assessment and risk management processes and the Company’s compliance with legal and regulatory requirements. The Committee approves or ratifies if approved under authority delegated to the Chief Financial Officer all audit, audit related, internal control related, tax and permitted non-audit services of the independent registered public accounting firm prior to engagement. The Audit Committee serves as the Company’s Qualified Legal Compliance Committee.

Management is responsible for the preparation of the Company’s financial statements in accordance with generally accepted accounting principles and for the report on the effectiveness of the Company’s internal control over financial reporting. PricewaterhouseCoopers LLP is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and for attesting to the operating effectiveness of the Company’s internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board.

Pre-Approval Policy

The Audit Committee has adopted a policy requiring pre-approval of all audit and non-audit services of the independent registered public accounting firm prior to their engagement by the Company. In conjunction with the pre-approval the Audit Committee considers whether non-audit services are consistent with the rules and regulations of the Securities and Exchange Commission on auditor independence. The authority of the Committee is detailed in its charter, which is posted on the Company’s website at www.kellyservices.com.

Service Fees Paid to the Independent Registered Public Accounting Firm

	2010	2009
	$	$

Audit Fees	$2,010,038	$2,275,385
Audit Related Fees	0	0
Tax Fees	0	0
All Other Fees	57,500	16,500

Total	$2,067,538	$2,291,885

Audit Fees:  Services rendered during the years ended January 2, 2011 and January 3, 2010 were for the audits and quarterly reviews of our consolidated financial statements, statutory audits, attestation of controls, issuance of consents and assistance with review of documents filed with the SEC.

All Other Fees:  Services rendered during the year ended January 2, 2011 were for assistance with testing and plan design related to the Company’s employee benefit plans and accounting research tools. Services rendered during the year ended January 3, 2010 were for accounting research tools and expenses related to attendance at business meetings at the request of Chairman Adderley.

Report of the Audit Committee

In connection with the financial statements for the fiscal year ended January 2, 2011, the Audit Committee has:

(1) reviewed and discussed the audited financial statements with management;

(2) discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm (the “Auditors”), the matters required to be discussed by the statement on PCAOB AU Section 380 Communication With Audit Committees; and

(3) has received the written disclosures and the letter from the Auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the Auditors’ communications with the Audit Committee concerning independence, and has discussed with the Auditors the Auditors’ independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board at its February 17, 2011 meeting that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended January 2, 2011 filed with the Securities and Exchange Commission. The Board approved this inclusion.

THE AUDIT COMMITTEE

Leslie A. Murphy, Chair
Jane E. Dutton
Maureen A. Fay
Terrence B. Larkin
Donald R. Parfet
B. Joseph White

Stockholder Communications

Stockholders may communicate with the Board of Directors, in writing, addressed to the Board of Directors and mailed to the Corporate Secretary, Kelly Services, Inc., 999 West Big Beaver Road, Troy, Michigan 48084. All written stockholder communications will be summarized and reported to the Board at its regularly scheduled meetings.

Stockholder Proposals

Proposals of stockholders intended to be included in the proxy statement to be prepared by the Company in connection with the Company’s 2012 Annual Meeting of Stockholders must be received by the Corporate Secretary, Kelly Services, Inc., 999 West Big Beaver Road, Troy, Michigan 48084, no later than December 2, 2011. In order to solicit proxies conferring discretionary authority to vote on any shareholder proposal not intended to be included in the Company’s proxy statement, notice of such proposal must be received by the Corporate Secretary at such address no later than February 21, 2012.

Other Matters

At the date of this proxy statement the Company knows of no matters, other than the matters described herein, that will be presented for consideration at the Annual Meeting. If any other matters do properly come before the Annual Meeting, all proxies signed and returned by holders of the Class B common stock, if not limited to the contrary, will be voted thereon in accordance with the best judgment of the persons voting the proxies.

A copy of the Company’s Annual Report and Annual Report on Form 10-K as of January 2, 2011, the close of the Company’s latest fiscal year, has been mailed or otherwise made available to each stockholder of record. The expense of preparing, printing, assembling, and mailing the accompanying form of proxy and the material used in the solicitation of proxies will be paid by the Company. In addition, the Company may reimburse brokers or nominees for their expenses in transmitting proxies and proxy material to principals.

It is important that the proxies be returned promptly. Therefore, stockholders are urged to execute and return the enclosed form of proxy in the enclosed postage prepaid envelope or vote via the internet or telephone.

By Order of the Board of Directors

Daniel T. Lis
Senior Vice President, General Counsel
and Corporate Secretary

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

KELLY SERVICES, INC.

INTERNET
http://www.proxyvoting.com/kelyb
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

          96342
▼ FOLD AND DETACH HERE ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.	Please mark your votes as indicated in this example	☒

			FOR	WITHHOLD	*EXCEPTIONS
			ALL	FOR ALL

1. ELECTION OF DIRECTORS Nominees:			☐	☐	☐

01.T.E. Adderley	05. M.A. Fay	09. D.R. Parfet
02.C.M. Adderley	06.T.B. Larkin	10.T. Saburi
03.C.T. Camden	07.C.L. Mallett, Jr.	11.B.J. White
04.J.E. Dutton	08.L.A. Murphy

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

		FOR	AGAINST	ABSTAIN

2.	To approve, by non-binding vote, executive compensation	☐	☐	☐

	1 year	2 years	3 years	Abstain

3.	To recommend, by non-binding vote, the frequency of voting on executive compensation ☐	☐	☐	☐

Management recommends a vote for Shareholder voting annually.

		FOR	AGAINST	ABSTAIN

4.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the year 2011.	☐	☐	☐

5.	To transact any other business as may properly come before the Meeting or any postponement or adjournment thereof.

		Mark Here for Address Change or Comments SEE REVERSE		☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your Kelly Services, Inc. account online.
Access your Kelly Services, Inc. account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for Kelly Services, Inc., now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends

•	View certificate history	•	Make address changes

•	View book-entry information
Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time
Investor ServiceDirect®

Available 24 hours a day, 7 days a week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of stockholders. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: http://bnymellon.mobular.net/bnymellon/kelyb
▼ FOLD AND DETACH HERE ▼
PROXY
KELLY SERVICES, INC.
999 West Big Beaver Road
Annual Meeting of Stockholders – May 11, 2011
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
     The undersigned hereby appoints Michael E. Debs and Daniel T. Lis, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Kelly Services, Inc. Class B Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 11, 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	96342